Exhibit 21.1
Subsidiaries of Carbonite, Inc.

Subsidiary	Jurisdiction
Carbonite Securities Corporation	United States (Massachusetts)
Carbonite China Holdings, LLC	United States (Delaware)
Carbonite India Holdings, LLC	United States (Delaware)
Carbonite (China) Co., Ltd.	China
Zmanda Technologies India Pvt. Ltd.	India
Carbonite Cloud Backup (Canada) Inc.	Canada
Cabonite GmbH	Switzerland
Carbonite Germany GmbH	Germany
MailStore Software GmbH	Germany
Carbonite Holdings B.V.	Netherlands
Carbonite International Holdings, B.V.	Netherlands
Carbonite Operations B.V.	Netherlands
Carbonite Securities Corporation and Carbonite Holdings B.V. are wholly owned subsidiaries of Carbonite, Inc. Carbonite International Holdings, B.V. is a wholly owned subsidiary of Carbonite Holdings B.V. Carbonite China Holdings, LLC, Carbonite India Holdings, LLC, Carbonite Cloud Backup (Canada) Inc., Carbonite GmbH, Carbonite Germany GmbH and Carbonite Operations B.V. are wholly owned subsidiaries of Carbonite International Holdings, B.V. Carbonite (China) Co., Ltd. is a wholly owned subsidiary of Carbonite China Holdings, LLC. Zmanda Technologies India Pvt. Ltd. is a wholly owned subsidiary of Carbonite India Holdings, LLC. MailStore Software GmbH is a wholly owned subsidiary of Carbonite Germany GmbH.